EXHIBIT 10.1

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”), dated as of May 8, 2008 is between Micro Component Technology, Inc., a Minnesota corporation (the “Company”), and LMWH Management Partners LLC, a California limited liability company (the “Consultant”).

W I T N E S S E T H :

WHEREAS, the Company desires to obtain the services of the Consultant on the terms and conditions set forth in this Agreement; and

WHEREAS, the Consultant is willing to perform such services on such terms and conditions.

NOW, THEREFORE, in consideration of these premises and the mutual agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1.  Services.  The Consultant shall, while at all times reporting to the Chairman of the Board of Directors of the Company (the “Board”), provide such business consulting and other services as detailed on Exhibit A hereto and as the Board may, from time to time, designate for the Company and/or its subsidiaries and other affiliates (collectively, the “Company Group”). The Consultant’s services shall be provided by John Moon, or other persons approved by the Company.  The Consultant shall not perform services for Laurus Master Fund, Ltd. or its affiliates during the period it is performing services for the Company without prior written approval by the Company’s Board of Directors.  The Consultant shall devote such time and attention as necessary to properly perform its duties and responsibilities hereunder.  The Company hereby acknowledges and recognizes that the Consultant has other business interests and may continue to have such business interests concurrently with the performance of this Agreement.

2.  Independent Contractor.  It is the intention and agreement of the parties that the Consultant shall be retained by the Company pursuant to this Agreement, and shall perform its duties and all services hereunder, as an independent contractor.  Nothing herein shall be deemed to create a partnership, joint venture or employment relationship between the Consultant and the Company.

3.  Consultant of Company.  The Consultant, in cooperation with the Chairman of the Board, may serve as an agent for the Company and may execute documents on behalf of and otherwise bind the Company in connection with the provision of the consulting services provided by the Consultant.  The Consultant shall not execute or bind the Company to any material obligation without prior approval by the Company’s Board of Directors.

4.  Expenses of the Company.  During the Term (as defined below), the Company shall reimburse the Consultant for all reasonable and necessary out-of-pocket business expenses incurred by the Consultant in connection with the performance of the Consultant’s services hereunder.  The Consultant shall submit a quarterly budget of estimated expenses to the Company for approval prior to the beginning of each quarter.  To be eligible for reimbursement, expenses must be consistent with the budget and Company expense policies, or approved in advance by the Company’s Chairman. Such reimbursement shall be made by the Company monthly, after receipt of an invoice from the Consultant accompanied by receipts or other satisfactory documentation of such expenses.

5.  Consulting Fee.  The Company shall pay to the Consultant and the Consultant shall accept, as compensation for the services rendered to the Company hereunder: (i) a five-year non-qualified option to purchase an aggregate of 3,000,000 shares of Common Stock, of the Company exercisable at a price equal to the closing sale price of the Common Stock on the date the Option is approved by the Company’s Compensation Committee (the “Option”), and which shall vest in accordance with Exhibit A, and (ii) an annual consulting fee (the “Consulting Fee”) of $180,000 USD for each year, payable in cash, monthly in arrears on the first business day of each month.  John Moon will allocate 50% of his business time (the “Allocated Time”) to the Company, and if the Allocated Time becomes significantly more or less than 50% of his business time, the Company and Consultant will renegotiate the Consulting Fee accordingly. The Option shall be documented in a separate Stock Option Agreement.

6.  Term.  The term of this Agreement (the “Initial Term”) shall commence on the date hereof and shall continue in full force and effect until December 31, 2010, unless extended by mutual agreement of the parties (the Initial Term, as so extended, is herein referred to as the “Term”).  Notwithstanding the foregoing provisions of this Section, the Company or the Consultant may terminate the Consultant’s engagement at any time during the Term in accordance with Section 8.

7.  Termination of Engagement.  The engagement of the Consultant hereunder and this Agreement may be terminated by either party, with or without cause, at any time during the Term upon 90 days prior written notice to the other party.  Except as set forth in Section 0, the termination of the Consultant pursuant to this Section shall not result in any penalty or fee payable to the Consultant.  The Option may be exercised for one year after termination to the extent vested on termination.

8.  Action upon Termination.

(A)  The Company shall, forthwith upon any termination of this Agreement, pay to the Consultant all amounts payable to the Consultant hereunder to and including the day immediately preceding the effective date of termination of this Agreement.

(B) The Consultant shall, forthwith upon any termination of this Agreement, deliver to the Board and where applicable transfer into the name of the Company (or such person as the Board may direct in writing) all property, documents, books and records of the Company in the name of or in the custody of the Consultant.

9.  Confidential Material.  The Consultant shall, during the Term and for a period of three years thereafter, not disclose confidential material (as defined below) and shall take all reasonable measures to maintain the confidentiality of the confidential material, except as required in the performance of the Consultant’s duties and responsibilities under this Agreement.  The Consultant agrees that all confidential material, together with all notes and records of the Consultant relating thereto, and all copies or facsimiles thereof in the possession or control of the Consultant (whether made by the foregoing or other means) are the exclusive property of the Company.  The Consultant shall not in any manner use any confidential material, or any other property of the Company, in any way which is or could reasonably be expected to be materially detrimental to the Company.  Promptly upon the request of the Company, the Consultant shall deliver to the Board, or a person designated by the Board, or destroy all confidential material in the possession of the Consultant, provided that the Consultant may retain a file copy thereof.

For the purposes hereof, the term “confidential material” shall mean all information and/or material acquired in the course of the engagement of the Consultant hereunder concerning the projects, activities, business or affairs (financial or otherwise) of the Company or any other member of the Company Group, as the case may be, or any of the customers or suppliers of the Company or any other member of the Company Group, whether or not provided by or on behalf of the Company, including, without limitation, information concerning the past, present or future customers, suppliers, business, proprietary matters, trade secrets, products or projects, sales and other financial information and development projects or marketing plans of the Company or any of the other members of the Company Group; provided, however, that the term “confidential material” shall not include information which (i) becomes generally available to the public other than as a result of a disclosure by the Consultant (but only after it enters the public domain), (ii) was available to the Consultant on a non confidential basis prior to the engagement of the Consultant hereunder, (iii) becomes available to the Consultant on a non confidential basis from a source other than the Company or any other member of the Company Group or any of their respective agents, customers, suppliers or clients; provided that the Consultant does not know that such source is bound by a confidentiality obligation to the Company or any other member of the Company Group or any of such agents, customers, suppliers or clients, or (iv) information which is independently developed by the Consultant without use of confidential information of the Company or any of its affiliates.

In the event that the Consultant is required in the context of any civil or criminal proceeding or regulatory action or investigation, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process, to disclose any confidential material, the Consultant shall provide the Company with prompt notice thereof, including copies of all relevant documents and information, so that the Company may seek an appropriate protective order and/or waive compliance by the Consultant with the provisions hereof; provided, however, that if in the absence of a protective order or the receipt of such a waiver, the Consultant is compelled to disclose confidential material not otherwise disclosable hereunder to any legislative, judicial or regulatory body, agency or authority, or else be exposed to liability for contempt, fine or penalty or to other censure, such confidential material may be so disclosed, provided that the Consultant has provided the Company with prior written notice and copies of all relevant documents.

10.  Miscellaneous.

(A)  Amendments.  This Agreement shall not be amended or modified in whole or in part except by instrument in writing signed by a representative of the Consultant and by a representative of the Company duly authorized for the purpose by the Board.

(B)  Assignment.  This Agreement or any part thereof may not be assigned by the Consultant other than to a subsidiary or affiliate of the Consultant.

Except as herein provided, this Agreement shall not be assigned by the Company without the prior consent in writing of the Consultant being first had and obtained (such consent shall not be unreasonably withheld).  Any attempted assignment in violation of this Section 0 shall be null and void.  Notwithstanding the foregoing sentences, the Company may assign this Agreement to any of its subsidiaries and affiliates and, upon any such assignment, this Agreement shall be binding upon, and inure to the benefit of, the applicable assignee and the Consultant or to any successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company.  As used in this Section 0, the “Company” shall mean the Company as hereinbefore defined and any permitted assignee as aforesaid and any successor to the Company’s business and/or assets as aforesaid which otherwise becomes bound by all the terms and provisions of this Agreement, and this Agreement shall be binding upon, and inure to the benefit of, the Company, as so defined, and the Consultant.

(C)  Liability and Indemnity.  The Consultant shall indemnify and save harmless the Company, its affiliates and subsidiaries and their respective directors, officers, members, shareholders and employees from and against all claims whatsoever (including costs, charges and legal and other expenses reasonably incurred in connection therewith) brought, commenced or prosecuted against any of them for or in respect of any act, deed, matter or thing whatsoever made, done, acquiesced in or omitted in or about or in relation to the execution of the Consultant’s duties hereunder in any circumstance where there has been acts constituting fraud, willful misconduct, gross negligence, or reckless disregard of the Consultant’s duties on the part of the Consultant.

Except as set out in the next succeeding sentence, none of the Consultant, nor any direct or indirect shareholder, director, officer, partner, employee, agent, member, advisor or representative of the Consultant, shall be liable to the Company or to any stockholder thereof for, and the Company shall indemnify and save harmless the Consultant and such persons from and against all claims whatsoever (including costs, charges and legal and other expenses reasonably incurred in connection therewith) brought by or on behalf of the Company, any of its stockholders or any third parties in respect of, (i) any act, omission, negligence or default of any person employed or engaged by the Consultant in the course of the exercise of its duties and responsibilities hereunder, (ii) any loss occasioned by any mistake or error in judgment or any act or omission of the Consultant made in the course of or in connection with the exercise of the duties of the Consultant hereunder, (iii) any action or inaction arising from good faith reliance upon the opinion or advice as to legal matters of legal counsel or as to accounting matters of accountants selected by any of them, which may include the legal counsel or accountants for the

Company, or (iv) for any other loss, damage or expense which may arise during or in the course of the performance of the Consultant’s obligations, responsibilities, powers, discretions or authorities under this Agreement.  The limitations of liability and indemnification contained in this paragraph shall not apply to the extent, but only to the extent, that any particular loss, damage or expense is directly attributable to the fraud, willful misconduct or gross negligence of or the willful and material violation of applicable laws by the Consultant and any of its directors, officers, agents, shareholders, partners or employees.

Persons entitled to be indemnified pursuant to this Section 0 are herein referred to as “Indemnified Parties”.

(D)  Notices.  All notices and other communications in connection with this Agreement and the transactions contemplated hereunder shall be in writing and shall be either telecopied, delivered personally, delivered by reputable overnight courier or mailed by certified mail, return receipt requested, postage pre-paid, to the recipient at such recipient’s address as shall from time to time be specified by the recipient, and initially as set forth in this Section 0.  All such notices shall be effective and deemed received upon delivery, if delivered by hand; three days after deposit in the mail, postage prepaid, if mailed; or upon receipt, in the case of telecopy or sent by overnight courier.  Each notice, request, instruction or document shall bear the date on which it is delivered or mailed.  Notice may be given by attorneys on behalf of the parties.  Notices and other communications shall be addressed as follows:

To the Company:

Micro Component Technology, Inc.
 2340 West County Road C
St. Paul, MN 55113
(651) 697-4111
Fax:  (651) 697-4200
Attn:  Roger E. Gower

To the Consultant:

LMWH Management Partners LLC

11340 W. Olympic Blvd., Suite 210

Los Angeles, CA 90064

Fax:  310-312-3036

Attn:  John H. Moon, Partner

(E)          Enurement.  This Agreement shall enure to the benefit of and be binding upon the parties hereto, their successors and permitted assigns.

(F)          Further Assurances.  The Consultant and the Company shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other may reasonably require from time to time for the purpose of giving effect to this Agreement, and shall use reasonable efforts and take all such steps as may be reasonably within their power to implement to the full extent the provisions of this Agreement.

(G)  Entire Agreement.  This Agreement and the Stock Option Agreement constitute the entire agreement between the parties pertaining to the subject matter of this Agreement. There are no warranties, understandings, representations or agreements between the parties hereto in connection with such subject matter except as specifically set forth or referred to in this Agreement.  This Agreement supersedes all undertakings and agreements, whether oral or in writing, if any there be, previously entered into by the parties hereto with respect thereto.

(H)  Severability.  Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement.  The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.  The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them.  In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

(I)  Survival.  The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to permit the intended preservation of such rights and obligations.  Without limiting the generality of the foregoing, any provision of this Agreement which is intended by its plain meaning to continue shall survive the termination of this Agreement and the Consultant’s engagement hereunder.

(J)  Applicable Law.  This Agreement shall be governed by, construed and enforced in accordance with, the laws of the State of Minnesota, without regard to any conflict of laws principles of the State of Minnesota which would apply the laws of any other jurisdiction.  Without limiting the generality of this Section 0, in the event that a court of any jurisdiction shall hold any of the provisions of this Agreement to be wholly or partially unenforceable for any reason, such determination shall not bar or in any way affect either party’s right to relief as provided for herein in the courts of any other jurisdiction; such provisions, as they relate to each jurisdiction are, for these purposes, severable into diverse and independent covenants.

(K)  Waiver.  Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either party hereto in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

(L)  Headings.  The respective sections and paragraphs of this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

(M) Counterparts.  This Agreement may be executed in counterparts (including counterparts by facsimile transmission) and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

(N)  No Third Party Beneficiaries.  Nothing in this Agreement shall be deemed to create or to grant to any persons other than the Consultant, the members of the Company Group and the Indemnified Parties any third party beneficiary rights, claims or causes of action of any kind or nature against either the Consultant or the Company.

(O)  Arbitration.  Any dispute, controversy or claim arising out of or in connection with or relating to this Agreement shall be determined and settled by arbitration in Minneapolis, Minnesota pursuant to the rules then in effect of the American Arbitration Association by one arbitrator appointed in accordance with those rules.  Any award rendered by the arbitrator shall be final and conclusive upon the parties and judgment thereon may be entered in any court having jurisdiction.

*              *

IN WITNESS WHEREOF the Consultant and the Company have executed this Agreement on the day and year first above written.

Micro Component Technology, Inc.

By:	/s/ Roger E. Gower
Roger E. Gower
Chairman and CEO

LMWH Management Partners LLC

By:	/s/ John Moon
Its: Partner

EXHIBIT A

Description of Services and Option vesting Milestones

A.           General business consulting as seen fit by the consultant in cooperation with the board of directors

B.             Formalizing reports

C.             Review and assist in negotiating or preparation of:

a.               Strategic Alliance agreements (includes joint ventures, mergers and acquisitions, etc.)

b.              Sales agreements (major OEM customer sales agreements)

c.               Vendor agreements

d.              Business plan writing (preparation of MCT Business Plan for acceptance by Laurus for 2008 and 2009)

e.               Budgets (consistent with Business Plan preparation)

f.                 Business presentations

g.              Finance agreements (negotiate, with MCT management participation, a restructuring in present and future Laurus debt agreement)

h.              Equity agreements.  (identify opportunities to include equity infusions from joint ventures and other M&A activity).

OPTION VESTING SCHEDULE

Milestone	Shares Vested

Execution by the Company of financial restructuring agreement with Laurus	1,500,000 Shares

Execution by the Company of first strategic agreement (e.g., joint venture, license, joint marketing or joint development) generating possibility of near term revenues in excess of $3M	500,000 Shares

Execution by the Company of second strategic agreement (e.g., joint venture, license, joint marketing or joint development) generating possibility of near term revenues in excess of $3M	500,000 Shares

Execution by the Company of third strategic agreement (e.g., joint venture, license, joint marketing or joint development) generating possibility of near term revenues in excess of $3M	500,000 Shares